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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
ARCHON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ARCHON CORPORATION
3993 Howard Hughes Parkway
Suite 630
Las Vegas, Nevada 89109

April 1, 2002

Dear Common Stockholder:

        We are pleased to invite you to attend the 2001 annual meeting of common stockholders of your Company. The meeting will be held at the Pioneer Hotel and Gambling Hall, 2200 Casino Drive, Laughlin, Nevada 89029 on May 10, 2002 at 11:00 a.m. (Pacific Time). We hope that you will be able to attend the annual meeting in person and we look forward to seeing you.

        The agenda for the annual meeting is described in the accompanying notice of annual meeting and proxy statement.

        At the annual meeting, the common stockholders will be asked to:

  •
  elect two directors, who will serve for a three-year term; and

  •
  ratify the Company's selection of our public accountants for the current fiscal year.

        We encourage you to attend the meeting in person. Whether or not you plan to attend, your vote is important, regardless of the number of shares that you own. Accordingly, after reading the enclosed notice of annual meeting and proxy statement, please sign and date the enclosed proxy card and return it to us in the provided envelope.

Sincerely,

Paul W. Lowden Chairman of the Board and President Archon Corporation

ARCHON CORPORATION
3993 Howard Hughes Parkway
Suite 630
Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 10, 2002

        The 2002 annual meeting of the common stockholders of Archon Corporation, a Nevada corporation, will be held at the Pioneer Hotel and Gambling Hall, 2200 Casino Drive, Laughlin, Nevada 89029, on May 10, 2002, commencing at 11:00 a.m. (Pacific Time) for the following purposes:

          1.    To elect two directors, who will serve until the 2005 annual meeting of stockholders and until their successors are elected and have qualified;

          2.    To consider and act upon a proposal to ratify the selection of the Company's public accountants for the current fiscal year; and

          3.    To consider and act upon such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

        Pursuant to our By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof as of the close of business on April 1, 2002. Accordingly, only common stockholders of record on that date and at that time will be entitled to vote at the annual meeting and at any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company after the record date.

        It is important that your shares be represented at the annual meeting, regardless of the number you hold. Whether or not you plan to attend the annual meeting, please sign, date and mail the enclosed proxy card in the return envelope, which requires no postage in the United States.

        Stockholders who attend the annual meeting may vote in person even though they have previously mailed their proxies.

By Order of the Board of Directors

Thomas K. Land Secretary
Las Vegas, Nevada April 1, 2002

ARCHON CORPORATION
3993 Howard Hughes Parkway
Suite 630
Las Vegas, Nevada 89109
(702) 732-9120

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2002

        This proxy statement is first being mailed on or about April 5, 2002 to holders of common stock, $.01 par value, of Archon Corporation, a Nevada corporation, of record as of the close of business on April 1, 2002.

        The enclosed proxy is solicited on behalf of our board of directors for use at the 2002 annual meeting of stockholders to be held on May 10, 2002, at 11:00 a.m. (Pacific Time) at the Pioneer Hotel and Gambling Hall, 2200 Casino Drive, Laughlin, Nevada 89029 and at any adjournment or postponement of the annual meeting. A stockholder may revoke its proxy at any time prior to its use by:

  •
  providing written revocation to the Secretary of the Company at its offices,

  •
  executing and delivering a later-dated proxy, or

  •
  attending the annual meeting and voting in person.

Shares represented by an unrevoked proxy will be voted as directed by the stockholder. If no direction is given with respect to a proxy, shares will be voted for:

  •
  the election of the nominees named in this proxy statement for election as directors,

  •
  ratification of the selection of Deloitte & Touche LLP as our auditors, and

  •
  in the discretion of the proxy holders with respect to any other matters properly presented to the stockholders at the annual meeting and at any adjournment or postponement.

VOTING RIGHTS

        Only common stockholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the annual meeting. On that date, 6,153,256 shares of common stock were outstanding.

        The presence, either in person or by proxy, of persons entitled to vote 50% of the outstanding common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Paul W. Lowden, Chairman of the Board and President of the Company, beneficially holds approximately 76.4% of the common stock and has advised the Company that his shares will be present and voted at the annual meeting.

        Each share of common stock is entitled to one vote in connection with each matter submitted for approval. Abstentions and any shares as to which a broker or nominee does not vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted as shares present and entitled to vote on the proposals. Broker non-votes will not be counted as shares present and entitled to vote on the proposals. As a result,

  •
  abstentions will have the effect of a vote against the proposal to ratify the selection of accountants and no effect on the proposals to elect directors.

  •
  broker non-votes will have no effect on the proposals to ratify the selection of accountants or elect directors.

        Paul W. Lowden is the beneficial owner of 4,980,144 shares of common stock, or approximately 76.4% of the outstanding common stock. Mr. Lowden has advised the Company that he intends to vote the common stock of which he is the record holder for the nominees for election as director named in this proxy statement, and for ratification of the selection of Deloitte & Touche LLP as the Company's public accountants. Mr. Lowden has also been advised that the record holders of shares of common stock that he beneficially owns intend to do the same.

PROPOSAL 1: ELECTION OF DIRECTORS

        The authorized number of directors of the Company is seven, of whom five are elected by the common stockholders and two are elected by the holders of the company's exchangeable redeemable preferred stock in accordance with the certificate of designation of the preferred stock. The directors are divided into three classes. The Board has nominated Paul W. Lowden and William J. Raggio to stand for election by the common stockholders at the annual meeting to Class III to serve until the 2005 annual meeting and until their successors have been elected and have qualified. The enclosed proxy, unless indicated to the contrary, will be voted for the Board's nominees.

        The table below provides information regarding the directors of the Company. Mrs. Lowden and Messrs. Delaney, Land, Raggio and Lowden are directors elected by the common stockholders and Mr. Foster is a special director elected by the preferred stockholders. A vacancy exists with respect to one special director elected by preferred stockholders. For additional information regarding the directors, see "Directors and Executive Officers."

Nominees	For Term to Expire at the Annual Meeting
Paul W. Lowden	2005
William J. Raggio	2005
Other Directors	Term Expires at the Annual Meeting
Suzanne Lowden	2003
John W. Delaney	2003
Howard E. Foster	2003
Thomas K. Land	2004

        The Company has been advised by Messrs. Lowden and Raggio that they are willing to be named as nominees and are willing to serve as directors if elected. However, if either of them should be unable to serve as a director, the proxy holders may vote the enclosed proxy for a substitute nominee selected by the board in its discretion. The affirmative vote of holders of a plurality of common stock represented in person or by proxy and entitled to vote at the annual meeting is required to elect the directors.

        The Board of Directors recommends that stockholders vote "for" the nominees listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF PUBLIC ACCOUNTANTS

        Subject to ratification by the stockholders at the annual meeting, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2002. Deloitte & Touche LLP has issued its report, included in the Company's annual report on Form 10-K, as amended, on the financial statements of the Company for the fiscal year ended September 30, 2001. Deloitte & Touche LLP has served as the Company's public accountants since 1982. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors recommends that stockholders vote "for" the ratification of the selection of Deloitte & Touche LLP as the Company's public accountants for the fiscal year ending September 30, 2002.

DIRECTORS AND EXECUTIVE OFFICERS

        The following is a list of the current executive officers and directors, including the nominees for election to the board:

Name	Position with the Company
Paul W. Lowden (1)	Chairman of the Board, President and Chief Executive Officer
Thomas K. Land(1)	Director, Secretary, Treasurer, Senior Vice President and Chief Financial Officer
Suzanne Lowden	Director, Executive Vice President
William J. Raggio(2)(3)	Director
John W. Delaney (1)(2)(3)	Director
Howard E. Foster	Preferred stockholder special director

(1)
Member of the Executive Committee of the Board.

(2)
Member of the Audit Committee of the Board.

(3)
Member of the Compensation Committee of the Board.

        The age, present position with the Company, and principal occupation during the past five years of each director and executive officer named above is set forth below:

Paul W. Lowden

        Paul Lowden is 58 years old and has served as President, Chairman of the Board and Chief Executive Officer of the Company since its formation in September 1993. Mr. Lowden held the same positions with the Company's predecessor, Sahara Resorts, from 1982 through September 1993. Mr. Lowden is married to Suzanne Lowden.

Thomas K. Land

        Thomas K. Land is 41 years old and joined the Company in February 1994 as Senior Vice President and Corporate Controller, and was elected Chief Financial Officer of the Company in July 1994. In addition, Mr. Land has served as Secretary and Treasurer of the Company since May 1999. Mr. Land was appointed to the Board of Directors in December 1995. Prior to joining the Company, Mr. Land was the Chief Financial Officer of a construction company, where he was employed from 1990 through February 1994.

Suzanne Lowden

        Suzanne Lowden is 49 years old and has served as a director and Executive Vice President of the Company since its formation, and had served as a director of Sahara Resorts since 1987. Mrs. Lowden was elected Vice President of Sahara Resorts in July 1992. She is also a founding board member of Commercial Bank of Nevada. Mrs. Lowden served as a Nevada State Senator from November 1992 through 1996. She worked for the CBS affiliate in Las Vegas from 1977 to 1987 as an anchorwoman, reporter, writer and producer of television news. Mrs. Lowden is married to Paul W. Lowden.

John W. Delaney

        John W. Delaney is 53 years old and has served as a director of the Company since January 1997, when he was appointed to fill a vacancy on the board of directors. He was elected to his current term in May 2000. Mr. Delaney is currently President and Chief Executive Officer of Cityfed Mortgage Co., a mortgage banking firm, where he has been employed since 1978.

William J. Raggio

        William J. Raggio is 75 years old and served as a director, Vice President, Secretary and Corporate Counsel of the Company from its formation in September 1993 until May 1999. Mr. Raggio held the same position with Sahara Resorts from 1982 until September 1993. Mr. Raggio resigned his position on the boards of directors of the Company and certain of its subsidiaries in May 1999 due to a potential conflict caused by his position on the board of another gaming company, a position that Mr. Raggio no longer holds. Mr. Raggio was reappointed to the board of directors of the Company in December 2000. Mr. Raggio resigned from his officer positions with Archon at that time. Mr. Raggio is a shareholder and member of the law firm Jones Vargas of Reno, Nevada. Since 1972 he has been a Nevada State Senator. Mr. Raggio is also a director of Sierra Health Services, Inc., a Nevada corporation.

Howard E. Foster

        Howard E. Foster is 57 years old and has served as a special director of the Company elected by holders of the Company's exchangeable redeemable preferred stock since May 2000. Since 1980, Mr. Foster has been the President of Howard Foster and Company, an investment advisor firm specializing in small capitalization stocks, turnaround situations and financially distressed companies. Prior to that time, Mr. Foster served as chief financial officer of two publicly-held companies, Associated Products and Bio-Rad Laboratories, and previously worked in the audit, tax and management consulting divisions of Arthur Andersen & Co. Mr. Foster has served on the boards of directors of Bio-Rad Laboratories, Barringer Technologies and Nevada National Bancorporation, where he served as a director elected by preferred stockholders of Nevada National Bancorporation.

        Messrs. Paul W. Lowden and Thomas K. Land are executive officers of the Company's subsidiaries, Pioneer Finance Corp. ("PFC") and Pioneer Hotel Inc. ("PHI"), which filed for relief under Chapter 11 of the United States Code in February and April 1999. The joint plan of reorganization of PFC and PHI became effective in August 2000, with PFC bondholders being paid in full. Additionally, involuntary bankruptcy proceedings against the Company were filed in February 1999, but were dismissed. Messrs. Lowden, Land and Raggio and Mrs. Lowden were executive officers of the Company during the two year period prior to the involuntary filing.

The Board of Directors and its Committees

        During the fiscal year ended September 30, 2001, the board of directors held two meetings. Each director attended the meeting of the board and all of the meetings of any committees of which he or she was a member.

        The board has standing executive, audit and compensation committees but does not have a nominating committee. The executive committee held two meetings, the audit committee held four meetings and the compensation committee held two meetings during the last fiscal year. Membership in the various committees is determined by action of the full board. The function of the executive, audit and compensation committees and their membership are described below.

        The executive committee is authorized to exercise, to the fullest extent permitted by Nevada law and the Bylaws of the Company, all of the authority of the board of directors. The executive committee is composed of Paul W. Lowden (Chairman), Thomas K. Land and John W. Delaney.

        The audit committee's primary responsibilities include recommending which firm of accountants should be selected as the Company's independent auditors, overseeing the independent auditor relationship, providing guidance and oversight to the Company's internal audit activities, reviewing the audited financial statements and quarterly financial information with the independent auditors and management and discussing the quality and adequacy of the Company's internal controls. The audit committee is composed of John W. Delaney (Chairman) and William J. Raggio. Neither Mr. Delaney nor Mr. Raggio is currently an officer or employee of the Company.

        The compensation committee establishes compensation for the executive officers of the Company, administers the 1993 Key Employee Stock Option Plan (the "1993 Plan") and the stock option plans of the Company's subsidiaries, authorizes grants of options and sales of shares under the 1993 Plan and subsidiary stock option plans and recommends to the full board any modifications of the 1993 Plan and subsidiary stock option plans. The compensation committee is composed of John W. Delaney (Chairman) and William J. Raggio.

Compensation of Directors

        Directors who are not employees of the Company or its affiliates are entitled to receive $24,000 annually and $1,000 per board meeting attended, $800 per committee meeting attended as a member and $900 per committee meeting attended as Chairman.

Policy with Respect to Directors

        The Company requires all members of the board of directors to comply with all Company policies prior to attending a newly elected director's first meeting of the board of directors. These policies include filing an application with the Nevada gaming authorities, and executing a confidentiality agreement and disclosure and compliance statements. Until such time as an elected individual has complied with these requirements, he or she will not be entitled to the benefits of the directorship position, including any director fees that would otherwise be paid.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. People who are subject to the reporting obligations of Section 16(a) are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

        Based solely on our review of the copies of the reports we received and written representations from the Company's executive officers, directors and holders of 10% of the common stock, that no other reports were required for them, the Company believes that, during fiscal year 2001, the Company's executive officers, directors and 10% common stockholders complied with all Section 16(a) filing requirements applicable to them.

Limitation of Liability and Indemnification of Directors and Officers

        The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

        Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the fullest extent legally permissible under the general corporation law of Nevada. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement.

        The Company's Bylaws also provide that the Board may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

        Included in a number of changes to the Nevada corporate statutes effective August 1, 2001, is a provisions limiting the liability of directors and officers of Nevada corporations. The provision states that, except as otherwise provided in certain specified statutes, a director or officer is not liable to the corporation or its stockholders for any damage as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) the act or failure constituted a breach of his fiduciary duties, and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

BENEFICIAL OWNERSHIP OF SHARES

        The following sets forth information regarding beneficial ownership of the common stock and the exchangeable redeemable preferred stock of the Company as of March 21, 2002, by (i) each person known to be the beneficial owner of more than 5% of the outstanding common stock or exchangeable redeemable preferred stock; (ii) each director of the Company; and (iii) all directors and officers of the Company as a group.

Named Beneficial Owner	Shares of Common Stock		Percent	Shares of Preferred Stock		Percent
Paul W. Lowden(1)	4,980,144	(2)	73.64%	810,000	(3)	15.80%
Suzanne Lowden	4,791	(4)	*	2,524	(5)	*
Thomas K. Land	69,175	(6)	1.11%	1,000		*
John W. Delaney	13,750	(7)	*	—		—
William J. Raggio	17,972	(7)	*	5,472		*
Howard E. Foster	12,500	(7)	*	128,126		2.50%
All directors and officers as a group (6 persons)	5,098,333		77.00%	947,122		18.4%

*
Less than 1%

(1)
The address for Paul W. Lowden is c/o Archon Corporation, 3993 Howard Hughes Parkway, Suite 630, Las Vegas, Nevada 89109. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), taking into account shares that may be acquired within 60 days of March 21, 2002.

(2)
Includes 1,490,470 shares held by LICO, a company wholly owned by Mr. Lowden.

(3)
Includes 804,941 shares held by LICO, a company wholly owned by Mr. Lowden.

(4)
Includes 4,521 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.

(5)
Includes 1,262 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.

(6)
Of such shares, 68,175 may be acquired upon the exercise of outstanding stock options.

(7)
Of such shares, 12,500 may be acquired upon the exercise of outstanding stock options.

EXECUTIVE COMPENSATION

Executive Compensation

        Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 2001, 2000 and 1999 of those persons who were, as of September 30, 2001, (i) the Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 2001 (the "Named Executive Officers").

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)			All Other Compensation ($)(1)
Paul W. Lowden President, Chairman of the Board and CEO	2001 2000 1999	$ $ $	550,000 550,000 550,000	$ $ $	243,750 287,500 375,000	(2) (2) (2)	$ $ $	42,627 94,659 46,462	(3) (3) (3)
Thomas K. Land Senior Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	184,693 184,693 184,693	$ $	— 15,000 15,000		$ $ $	95,268 95,717 3,835	(4) (4)

(1)
The Company provides automobiles to its senior executives and provides such persons complimentary privileges at the restaurants and bars of the Company's hotel-casino. It is impractical to ascertain the extent to which such privileges are utilized for personal rather than business purposes. However, after reasonable inquiry, the Company believes the value of any such personal benefits is less than the lesser of $50,000 or 10% of the total salary and bonus reported for each person named above.

(2)
See "Compensation Arrangements with Mr. Lowden."

(3)
"All Other Compensation" for Paul W. Lowden in fiscal 2001 includes $40,002 of life insurance premiums paid by the Company for the benefit of Mr. Lowden, and $2,625 of matching contributions made by the Company to the Retirement Savings 401(k) Plan for the benefit of Mr. Lowden. "All Other Compensation" in fiscal 2000 includes $50,000 paid by the Company to Mr. Lowden for entering into a fifteen-year non-compete agreement in connection with the sale of real property in Henderson, Nevada and other agreements, $42,351 of life insurance premiums paid by the Company for the benefit of Mr. Lowden and $2,308 of matching contributions. "All Other Compensation" in fiscal 1999 consists of payments of life insurance premiums in the amount of $44,298 and matching contributions of $2,164.

(4)
"All Other Compensation" for Thomas K. Land in fiscal 2001 includes $92,500 paid by the Company to Mr. Land pursuant to the terms of his employment contract dated October 1, 1999, as a result of a sale of substantially all the assets of the Santa Fe Hotel & Casino in October 2000, $1,957 life insurance premiums paid by the Company for the benefit of Mr. Land and $811 of matching contributions made by the Company to the Retirement Savings 401(k) Plan for the benefit of Mr. Land. "All Other Compensation" in fiscal 2000 includes $92,500 paid by the Company to Mr. Land pursuant to the terms of his employment agreement that was in effect through September 30, 1999 as a result of certain events related to the Company's subsidiary, Pioneer Finance Corp., and its 13.5% First Mortgage Bonds due December 1, 1998, $2,019 of life insurance premiums paid by the Company for the benefit of Mr. Land and $1,198 of matching contributions made by the Company to the Retirement Savings 401(k) Plan for the benefit of

  Mr. Land. "All Other Compensation" in fiscal 1999 consists of payment of life insurance premiums in the amount of $2,113 and matching contributions of $1,722.

        Compensation Arrangements with Mr. Lowden.    The compensation committee approved Mr. Lowden's compensation package for fiscal year 2001, which provided for an annual base salary of $550,000. Additionally, in recognition of Mr. Lowden's efforts, the compensation committee approved a bonus in the amount of $200,000 payable in bi-weekly installments throughout fiscal year 2001.

        As previously disclosed by the Company, the compensation committee approved payment in fiscal year 1998 of a $600,000 bonus (the "Fiscal Year 1998 Bonus") to Mr. Lowden in connection with the sales by the Company of the Hacienda Resort Hotel and Casino (the "Hacienda") and the Sahara Hotel and Casino (the "Sahara") in September and October, 1995, respectively. Additionally, in fiscal year 1998 Mr. Lowden was entitled to a fee (the "Personal Guarantee Fee") from the Company of $100,000 for personal guarantees issued by Mr. Lowden for certain Company financing arrangements. In January 1998, the Fiscal Year 1998 Bonus and the Personal Guarantee Fee were satisfied through an offset against a loan owed by LICO, a Nevada corporation wholly owned by Mr. Lowden ("LICO"), to the Company which had an outstanding balance of approximately $700,000 at the date of satisfaction.

        In December 1998, at the request of Mr. Lowden, the Company's payment of $350,000 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $350,000 was reinstated. In February 1999, the Company satisfied its obligation to pay the remaining $350,000 to Mr. Lowden by the offset of the outstanding $350,000 obligation of LICO to the Company. In December 1999, at the request of Mr. Lowden, the Company's payment of $175,000 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $175,000, was reinstated. The Company satisfied its obligation to pay the remaining $175,000 to Mr. Lowden by the offset of the outstanding $175,000 obligation of LICO to the Company in January 2000. In December 2000, at the request of Mr. Lowden, the Company's payment of $87,500 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $87,500, was reinstated. The Company satisfied its obligation to pay the remaining $87,500 to Mr. Lowden by the offset of the outstanding $87,500 obligation of LICO to the Company in January 2001. In December 2001, at the request of Mr. Lowden, the Company's payment of $43,750 of bonus and fee obligation satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay the Company $43,750 was reinstated.

COMPENSATION PLANS

Stock Option Plan

        The Company's 1993 Key Employee Stock Option Plan provides for the grant of options with respect to an aggregate of 1,239,070 shares of the common stock to key employees as determined by the compensation committee. No stock options were awarded to, and no stock options were exercised by, the Named Executive Officers in the fiscal year ended September 30, 2001. As of September 30, 2001, there were 573,035 options outstanding under the 1993 Key Employee Stock Option Plan.

1998 Subsidiary Stock Option Plans

        The Company and certain of its subsidiaries, SFHI Inc., Sahara Las Vegas Corp., and Pioneer Hotel Inc., have adopted various subsidiary stock option plans. The subsidiary plans provide for the grant of options by each of these subsidiaries with respect to an aggregate of up to 10% of the outstanding shares of the subsidiary's common stock to employees, non-employee directors, consultants or affiliates of the Company or the subsidiaries. The purpose of the subsidiary plans is to enable the subsidiaries, the Company and any other subsidiaries of the Company to attract, retain and motivate their employees, non-employee directors, consultants and affiliates by providing for or increasing the proprietary interest of those persons in the subsidiaries. Subsidiary plans provide that options granted under the subsidiary plans may not be exercised if the exercise would result in a default, or require an offer to repurchase, outstanding debt under any agreement with respect to long-term debt of the Company or any of its subsidiaries. As of September 30, 2001, no options had been granted under any subsidiary plans.

Savings Plan

        The Company has adopted a savings plan qualified under Section 401(k) of the Internal Revenue Code. The savings plan covers substantially all employees, including the Company's executive officers. Employee contributions to the savings plan are discretionary. The savings plan allows eligible employees to contribute, on a pre-tax basis, up to 6% of their gross salary to the plan. The Company matches 25% of the employee contributions made. Employees may also contribute, on a pre-tax basis, up to an additional 9% of their gross salary, and, on a post-tax basis, up to an additional 10% of their salary. Such contributions are not matched by the Company. The matching expense in fiscal 2001 was $67,000, of which $2,625, $811, and $3,961 was contributed by the Company to the accounts of Messrs. Lowden, Land and all other executive officers as a group, respectively, as matches for employee contributions made.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        It is the responsibility of the compensation committee to establish and review the Company's executive compensation plans, programs and policies, monitor the performance and compensation of executive officers, and make recommendations to the Board concerning matters of executive compensation. This report is provided by the compensation committee of the Board to assist stockholders in understanding the objectives and procedures in establishing the compensation of the Company's chief executive officer and other executive officers.

Compensation Policies Toward Executive Officers

        The compensation committee recognizes that an executive compensation policy should be designed to provide competitive levels of compensation that integrate base salary and annual bonus with the Company's annual and long-term goals, reward exceptional performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The compensation committee believes that in order to align the financial interest of the Company's executives with that of its stockholders, a portion of its executives' compensation should be tied to the achievement of long-term performance criteria. Performance criteria considered by the committee reflect Company strategies. The committee reviews these criteria on a periodic basis to ensure their continued alignment with Company strategies. The Company has granted stock options in the past to certain executives to similarly align their performance with Company strategies. The Company also maintains certain executive benefits that are considered necessary to offer fully competitive opportunities to its executives.

Chief Executive Officer Compensation

        The compensation committee established Mr. Lowden's annual base salary and annual incentive for fiscal 2001 based upon a review of compensation of chief executives of similar casino and gaming companies, together with an evaluation of the Company's results for fiscal year 2000. Mr. Lowden's base salary and annual bonus were not increased in fiscal year 2001.

        In evaluating the performance of Mr. Lowden, the compensation committee has considered performance measures that support Company strategies. The Company's strategies have focused on strengthening its balance sheet by managing its assets, improving operations at the property in Laughlin, Nevada and evaluating development opportunities.

        In evaluating the performance of Mr. Lowden, the compensation committee considered performance measures that support Company strategies. The committee acknowledged the contributions of Mr. Lowden in negotiating the sale of the Santa Fe Hotel & Casino in October 2000. Based on Mr. Lowden's personal efforts on behalf of the Company, the sale was consummated without the need to involve financial intermediaries. Furthermore, the compensation committee acknowledged Mr. Lowden's continuing contributions to the Company's efforts with respect to formulating the Company's ongoing business strategy. Based on these considerations the compensation committee approved Mr. Lowden's compensation package for fiscal year 2001.

Compensation Committee Members; Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee are John W. Delaney and William J. Raggio, both of whom are non-employee directors. Mr. Delaney has not been an officer of the Company or any of its subsidiaries. See "Certain Relationships and Transactions" for information regarding transactions between the Company and a mortgage banking company of which Mr. Delaney is an executive officer and Mr. Lowden is a director and sole stockholder. Mr. Raggio was formerly Executive Vice President, Secretary and Corporate Counsel of the Company, but resigned from those positions in December 2000. See "Certain Relationship and Transactions" for information regarding legal services provided to the Company by Jones Vargas, a law firm of which Mr. Raggio is a shareholder and member.

Compensation Committee:
John W. Delaney, Chairman William J. Raggio

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the Board of Directors, the audit committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended September 30, 2001, the audit committee met four times, and the audit committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer and independent auditors prior to public release.

        In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities and budget. The audit committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.

        The audit committee reviewed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2001, for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

        The audit committee and the board of directors have adopted a written charter for the audit committee.

        Mr. Raggio, a member of the audit committee, is not currently "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, because he was an employee of the Company, serving as Executive Vice President, Secretary and Corporate Counsel until December 28th, 2000, when he resigned from those positions. Rule 4200(a)(14) provides that a director is not independent for purposes of the rule if, among other things, the director has been employed by the Company or its affiliates in any of the last three years. Mr. Delaney is not "independent" for such purposes because he is an executive office of J & J Mortgage, a mortgage banking firm of which LICO, a corporation wholly owned by Mr. Lowden, is the sole stockholder and of which Mr. Lowden is a director. Because Mr. Lowden is the majority stockholder of the Company and the indirect sole stockholder of J & J Mortgage, the companies may be considered "affiliates" because they are under common control. The charter of the audit committee provides that the members of the audit committee shall, among other things, meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of NASDAQ unless the board, in its discretion, determines that one member who is not an employee of the Company and its subsidiaries need not meet those requirements. The board had previously determined that Mr. Raggio need not meet the NASDAQ director independence requirements, and has waived the requirement of the charter that only one member need not meet the director independence requirements. The board has been advised by each of Messrs. Raggio and Delaney that he will exercise independent judgment in the performance of his audit committee duties and has concluded that the continued membership on the audit committee by each of Messrs. Raggio and Delaney is in the best interests of Archon's shareholders because of the background of Messrs. Raggio and Delaney in financial matters. Mr. Raggio has, among other things, chaired the Finance Committee of the Nevada State Senate, and Mr. Delaney has served as President and Chief Executive Officer of Cityfed Mortgage Banking since January 2001, in which positions they have been extensively involved in financial matters.

        The following fees were paid to Deloitte & Touche LLP for services provided to the Company for the fiscal year ended September 30, 2001:

Audit Fees:	$90,000
Financial Information Systems Design and Implementation Fees (pursuant to Regulation S-X Rule 2-01(c)(4)(ii))	$-0-
All Other Fees:	$161,912

        Audit fees are the aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year.

        Financial information systems design and implementation fees are the aggregate fees billed for services such as the operation or supervision of the Company's information system or for the design or implementation of a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements rendered by the principal accountant for the most recent fiscal year.

        All other fees are the aggregate fees billed for services rendered by the principal accountant, other than audit and financial information systems design and implementation services. All other fees in fiscal 2001 consisted of audit related fees of approximately $31,000 for audit work on the Company's retirement plan and accounting consultations, and other fees of approximately $131,000 for work related to preparing the Company's federal tax return and tax consultations, and internal audit regulatory compliance procedures. The audit committee has considered whether the provision by Deloitte & Touche LLP of non-audit services is compatible with maintaining the auditor's independence.

Audit Committee
John W. Delaney, Chairman William J. Raggio

Performance Graph

        The graph below provides a comparison of the cumulative total stockholder return of the Company with the Standard & Poor's 500 Composite Stock Index and the Dow Jones Casino Index. This graph assumes the investment of $100 on September 30, 1996 in the Company and the two indices mentioned above with reinvestment of dividends. The returns of the Company and each index have been weighted annually for their market capitalization on September 30 of each year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ARCHON CORPORATION, THE S & P 500 INDEX
AND THE DOW JONES CASINOS INDEX

*
$100 INVESTED ON SEPTEMBER 30, 1996 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

	Cumulative Total Return
	9/96	9/97	9/98	9/99	9/00	9/01
ARCHON CORPORATION	100.00	71.43	85.71	114.29	300.11	365.71
S & P 500	100.00	140.45	153.15	195.74	221.74	162.71
DOW JONES CASINOS	100.00	100.79	53.77	89.01	114.47	76.36

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        The following is a description of certain transactions during fiscal year 2000 in which officers and directors of the Company and its affiliates or families had a direct or indirect interest

        The compensation committee approved payment in fiscal year 1998 of a $600,000 bonus (the "Fiscal Year 1998 Bonus") to Mr. Lowden in connection with the sale by the Company of the Hacienda Resort Hotel and Casino (the "Hacienda") and the Sahara Hotel and Casino (the "Sahara") in September and October, 1995, respectively. Additionally, in fiscal year 1998 Mr. Lowden was entitled to a fee (the "Personal Guarantee Fee") from the Company of $100,000 for personal guarantees issued by Mr. Lowden for certain Company financing arrangements. In January 1998, the Fiscal Year 1998 Bonus and the Personal Guarantee Fee were satisfied through an offset against a loan owed by LICO, a Nevada corporation wholly owned by Mr. Lowden ("LICO"), to the Company which had an outstanding balance of approximately $700,000 at the date of satisfaction. In December 1998, at the request of Mr. Lowden, the Company's payment of $350,000 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $350,000, together with interest on the obligation from January 1998, was reinstated. In February 1999, the Company satisfied its obligation to pay the remaining $350,000 to Mr. Lowden by the February 1999 offset of the outstanding $350,000 obligation of LICO to the Company. In December 1999, at the request of Mr. Lowden, the Company's payment of $175,000 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $175,000, together with interest on the obligation from January 1993, was reinstated. The Company satisfied its obligation to pay the remaining $175,000 to Mr. Lowden by the offset of the outstanding $175,000 obligation of LICO to the Company in January 2000. In December 2000, at the request of Mr. Lowden, the Company's payment of $87,500 of bonus and fee obligations satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay to the Company $87,500, was reinstated. The Company satisfied its obligation to pay the remaining $87,500 to Mr. Lowden by the offset of the outstanding $87,500 obligation of LICO to the Company in January 2001. In December 2001, at the request of Mr. Lowden, the Company's payment of $43,750 of bonus and fee obligation satisfied through the offset of the LICO loan was rescinded, and LICO's obligation to pay the Company $43,750 was reinstated.

        In connection with the sale of substantially all the assets of Santa Fe Hotel Inc. (the "SFHI Asset Sale"), Paul W. Lowden and members of his family agreed to a three year non-compete agreement. In November 2000, the Company agreed to pay $205,000 to Mr. David Lowden for services rendered in connection with the SFHI Asset Sale, $75,000 of which was paid in November 2000 and the balance of which was paid in January 2001.

        The Company has an understanding with Mr. David Lowden with respect to certain gaming technology for which David Lowden has been issued a patent. The Company has agreed to pay for the costs of commercial development of the technology, and David Lowden has agreed to grant the Company an exclusive perpetual license with respect to the technology. Through March 22, 2002, the Company had expended $122,500 for commercial development of the technology.

        In fiscal 2001, the Company purchased for $100,000 Class B member interests in Dukes, LLC, a Nevada limited liability company that is developing a restricted slot operation with approximately 220 machines, restaurant and entertainment facility. Christopher W. Lowden, Paul W. Lowden's son, is a limited partner in the company that is the managing member of Dukes. In March 2002, the Board of Directors authorized the Company's entering into casino space lease with Dukes, LLC under which, subject to approval of the Nevada gaming authorities, the subsidiaries will operate the casino operations. The casino space lease requires the Company to pay approximately $90,000 per month. The Company will invest approximately $2.5 million in slot and tracking equipment. The Company may terminate the agreements on 48 hours notice.

        During fiscal 2002, the Company purchased an aggregate of $397,000 of commercial and residential loans originally funded by J & J Mortgage to unaffiliated third parties and advanced to J & J Mortgage an aggregate of approximately $768,000 under a master loan arrangement. As of March 22, 2002, approximately $343,000 remains outstanding under the master loan arrangement. The loans purchased by the Company were purchased for the principal amount, plus accrued interest, if any. The advances to J & J bear interest at the prime rate plus 2%. J & J is owned by LICO, which in turn is wholly owned by Paul W. Lowden. John W. Delaney is the president of J & J Mortgage.

        William J. Raggio, a director of the Company, is a shareholder and member of the law firm of Jones Vargas. During fiscal year 2001, the Company retained Jones Vargas to advise the Company regarding various legal matters, and the Company continues to engage Jones Vargas for legal representation.

ANNUAL REPORT

        We have mailed our annual report for fiscal year 2001, including our annual report on Form 10-K for fiscal year 2001, without exhibits, to stockholders of record at the close of business on April 1, 2001. The annual report on Form 10-K included in the annual report to stockholders does not include the Form 10-K/A filed in January 2002, which was filed for the purpose of including certain of the information included in this Proxy Statement under "Directors and Officers", "Beneficial Ownership of Shares" and "Executive Compensation." We will provide a copy of our annual report on Form 10-K, including exhibits, upon the written request of any beneficial owner of our common stock as of the record date for the annual meeting and upon reimbursement of our reasonable expenses. Any request should be addressed to Chief Financial Officer, Archon Corporation, 3993 Howard Hughes Parkway, Suite 630, Las Vegas, Nevada 89109.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation material for the 2003 annual meeting must set forth such proposal in writing and file it with the Secretary of the Company on or before December 12, 2002. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its proxy solicitation materials for the 2003 annual meeting. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at that annual meeting, who has held the securities for at least one year and who continues to own such securities through the date on which the 2003 annual meeting is held.

SOLICITATION OF PROXIES

        The Company will bear the cost of this solicitation. Proxies may be solicited by mail, telephone or telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.

OTHER BUSINESS

        The Board does not know of any other business which will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard to the other business according to their discretion. The Company is not aware of any such other business.

By Order of the Board of Directors

Thomas K. Land Secretary
April 1, 2002

ARCHON CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
May 10, 2002
11:00 a.m.

PIONEER HOTEL AND GAMBLING HALL
2200 Casino Drive
Laughlin, Nevada

ARCHON CORPORATION	proxy

COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF ARCHON CORPORATION

The undersigned hereby appoints Paul W. Lowden and Thomas K. Land, and each of them, as proxies, with full power of substitution to vote any and all shares of common stock, $.01 par value, of Archon Corporation (the "Company"), which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at 11:00 a.m. Pacific Time on Friday, May10, 2002 at the Pioneer Hotel and Gambling Hall, 2200 Casino Drive, Laughlin, Nevada, and at any adjournment or postponement thereof, as specified on the reverse side of this proxy card. Holders of common stock of record as of April1, 2002 will be entitled to vote with respect to matters presented to holders of common stock at this annual meeting.

(Please Sign and Date the Proxy on the Reverse Side)

\*/ Please detach here \*/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.
Election of directors:
01 Paul W. Lowden	02 William J. Raggio

☐    Vote FOR all nominees (except as marked)

☐    Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
Ratification of selection of independent public accountants, Deloitte & Touche LLP.
☐ For	☐ Against	☐ Abstain

If the instructions don't provide otherwise, shares of common stock represented by this proxy will be voted for the nominees listed in Proposal 1, for Proposal 2 and in the discretion of the proxy holders with respect to any other matter presented to the holders of common stock at the 2002 annual meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box ☐
Indicate changes below:

Date

Signature(s) in Box. Sign exactly as name appears hereon. Give your full title if signing in other than individual capacity. All joint owners should sign.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 10, 2002
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS May 10, 2002
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF PUBLIC ACCOUNTANTS
DIRECTORS AND EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF SHARES
EXECUTIVE COMPENSATION
Summary Compensation Table
COMPENSATION PLANS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG ARCHON CORPORATION, THE S & P 500 INDEX AND THE DOW JONES CASINOS INDEX
SOLICITATION OF PROXIES